Exhibit 10.8

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

AGREEMENT made as of May 18, 2010, by and among Da-Lite Screen Company, Inc., an Indiana corporation (the “Company”) and the other persons listed on the signature pages hereto (such persons are sometimes herein referred to individually as “Shareholder” and collectively as “Shareholders”).

W I T N E S S E T H:

WHEREAS, the Shareholders are parties to an Amended and Restated Shareholders Agreement dated as of July 15, 2004 (the “Existing Agreement”) to promote the harmonious management of the Company, which the Board of Directors of the Company (the “Board”) and the Shareholders approved, among other things, in connection with the qualification of the Company as a Subchapter S Corporation (as defined below);

WHEREAS, under the Internal Revenue Code of 1986, as amended (the “Code”), certain restrictions apply as to the type and number of shareholders that a Subchapter S Corporation may have;

WHEREAS, the Company and the Shareholders deem it desirable to make amendments to the Existing Agreement;

NOW, THEREFORE, it is hereby agreed that the Existing Agreement is amended and restated in its entirety as set forth herein.

1. Certain Definitions.

1.1 “2.5% Transaction.” The term “2.5% Transaction” shall mean a transaction in which a Shareholder or Additional Shareholder Transfers two and one-half percent (2.5%) or more of the Total Shares Outstanding of the Company.

1.2 “Act.” The term “Act shall mean the United States Securities Act of 1933, as amended.

1.3 “Additional Shareholder.” The term “Additional Shareholder” shall mean a Person, other than a Shareholder, who beneficially owns Shares other than Shares issued in a Public Offering.

1.4 “Affiliate.” The term “Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

1.5 “Alternative Purchase Price Per Share.” The term “Alternative Purchase Price Per Share” shall mean, with respect to Shares purchased from a Shareholder or Additional Shareholder in connection with a Transfer that constitutes a 2.5% Transaction, an amount determined in good faith by the Board as the value per Share as of the date on which the purchase is deemed to be effective based on an appraisal made by an appraiser selected by the

Board (which selection shall be subject to the approval of such transferring Shareholder or Additional Shareholder, which approval shall not be unreasonably withheld) of the valuation of the Company as of such date based on financial statements of the Company for the four most recent calendar quarters. In computing the Alternative Purchase Price Per Share, the Board shall consider, in addition to outstanding Shares, the dilution effect of options, warrants or other rights to acquire common stock of the Company and will not impute any discount or premium based on the percentage of the Company represented by the Shares being purchased or the illiquidity of any such Shares.

1.6 “Alternative Sales Transaction.” The term “Alternative Sales Transaction” shall have the meaning set forth in Section 7(b) of this Agreement.

1.7 “Approved Shareholder.” The term “Approved Shareholder” shall mean an Additional Shareholder who is granted first refusal rights pursuant to Section 6 of this Agreement.

1.8 “Beneficially Owns.” The term “Beneficially Owns” shall mean, with respect to any Shares of any Person, all Shares in respect of which such Person, directly or indirectly, whether by contract, arrangement, relationship or otherwise, exercises (i) voting power, including the power to vote or to direct the voting of any such Shares or (ii) investment power, including the power to dispose of or to direct the disposition of any such Shares, and shall include specifically, without limitation, any Shares held in an individual retirement account or other self-directed employee benefit plan in respect of which such Person exercises the exclusive power to direct investments and any shares which may be acquired through the exercise of options, warrants and other convertible securities.

1.9 “Board.” The term “Board” shall have the meaning set forth in the recitals of this Agreement.

1.10 “Change in Status.” The term “Change in Status” shall mean any event or change in status of a Shareholder, Additional Shareholder or a related party that would cause the Subchapter S Corporation status of the Company to terminate or the number of shareholders of the Company (as determined under Section 1361 of the Code) to increase.

1.11 “Code.” The term “Code” shall have the meaning set forth in the recitals of this Agreement.

1.12 “Company.” The term “Company” shall have the meaning set forth in the first paragraph of this Agreement.

1.13 “Control.” The term “Control” shall mean the ability to direct the management or policies of a Person.

1.14 “Funded Indebtedness.” The term “Funded Indebtedness” shall mean (i) the principal of (and premium, if any) and interest on, and all expenses, fees, reimbursements, indemnities or other amounts payable with respect to, (a) all indebtedness of the Company, whether outstanding on the date of this Agreement or thereafter created, incurred or assumed (including, without limitation, the Company’s 9 1/2% Senior Notes due 2011), which is (1) for money borrowed or (2) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind (other than trade payables incurred in the ordinary course of business), (b) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (c) amendments, renewals, extensions, modifications, increases and refunding of any such indebtedness, borrowings or other amounts payable, (ii) any obligations of the Company in respect of any interest rate or currency swap, exchange or future agreement, or similar agreements or derivative contracts, and (iii) all amounts payable by, and all payment obligations of, the Company (and interest in connection therewith), whether in existence on the date of this Agreement or thereafter created, incurred or assumed, either (a) to reimburse or otherwise compensate or assure banks or others with respect to letters of credit or performance bonds for payments made under such letters of credit or performance bonds or (b) to provide cash collateral to any Person that shall have issued a letter of credit or performance bond.

1.15 “Non-Selling Shareholders.” The term “Non-Selling Shareholders” shall have the meaning set forth in Section 4.1 of this Agreement.

1.16 “Non-Triggering Person.” The term “Non-Triggering Person” shall have the meaning set forth in Section 7(c) of this Agreement.

1.17 “Non-Triggering Shareholders.” The term “Non-Triggering Shareholders” shall mean those Shareholders, Approved Shareholders and their Permitted Transferees of the Company who are not Triggering Shareholders.

1.18 “Non-Triggering Shareholders’ Representatives.” The term “Non-Triggering Shareholders’ Representatives” shall have the meaning set forth in Section 7(c) of this Agreement.

1.19 “Offered Shares.” The term “Offered Shares” shall have the meaning set forth in Section 4.1 of this Agreement.

1.20 “Operating Cash Flow.” The term “Operating Cash Flow” shall mean earnings of the Company before interest, taxes, depreciation, amortization and impairment loss or writedown and non-cash charges (including, without limitation, non-cash compensation expense resulting from stock-related compensation plans or arrangements) but eliminating the effect of any extraordinary or unusual items, in each case, as determined in good faith by the Board.

1.21 “Original Agreement.” The term “Original Agreement” shall have the meaning set forth in the recitals of this Agreement.

1.22 “Permitted Transfer.” The term “Permitted Transfer” shall mean any Transfer of Shares (i) by gift or other distribution by (x) any Shareholder who is a natural Person to his or her spouse or descendants (whether by blood, adoption or marriage) or to trustees of a trust for the exclusive benefit of such Shareholder, his or her spouse or such descendants (any such spouse, descendant or trustee being referred to as a “Shareholder-Related Person”) of such Shareholder, or (y) a Shareholder-Related Person to such Shareholder or to another Shareholder-Related Person of such Shareholder provided, however, that, unless otherwise consented to by the Board or 66 2/3% of the Shareholders (other than the transferring Shareholder or Shareholder-Related Person, or any Shareholder-Related Persons of such Transferring Shareholder or transferring Shareholder-Related Person), such Shareholder or transferring Shareholder-Related Person retains voting control of the Shares so transferred and exclusive power to exercise all rights under this Agreement; (ii) between any Shareholder who is a natural Person and such Shareholder’s guardian or conservator; (iii) upon or after the death of a Shareholder who is a natural Person, by will, intestacy laws, or the laws of survivorship to such Shareholder’s legal representative, heirs or legatees; (iv) by a Shareholder to the Company; (v) pursuant to a Public Offering of such Shares; (vi) to the extent not prohibited by any pledge agreement required under Section 12 hereof, by way of pledge to a bank or recognized financial institution (provided that any foreclosure or other action taken against the pledge by the pledgee shall be subject to the provisions of Section 6 hereof); (vii) by way of pledge to any Person for the benefit of the Company pursuant to any pledge agreement contemplated by the credit agreement referred to in Section 1.14 hereof or a pledge agreement required under Section 12 hereof (including without limitation, any sale or other Transfer pursuant to the exercise of any right or remedy under such pledge agreement); (viii) to an entity provided that the Shareholder is, and at all times remains, the majority owner of all of the issued and outstanding voting equity of such entity or by such entity to such Shareholder; (ix) to an entity that is, or is directly or indirectly controlled by, the Person controlling such Shareholder, provided that such Permitted Transferee has not been formed solely for the purpose of engaging in a Permitted Transfer (provided, however, that any event which severs the Control relationship shall be deemed to be a Transfer subject to the restrictions provided in this Agreement); (x) to the equity owners of a Shareholder which is an entity upon the dissolution of such entity; (xi) in the event a Shareholder is or becomes, or is or becomes controlled by, an “investment company” subject to the provisions of the Investment Company Act of 1940, a transfer which is necessary to effect compliance with such act or the rules and regulations thereunder; and (xii) from the custodian or trustee of an individual retirement account or other self directed employee benefit plan to the beneficiary of such account or plan or to the custodian or trustee of another individual retirement account or self directed employee benefit plan; provided, however, that in the case of any such Transfer (other than a transfer pursuant to clause (vii)), the transferred Shares shall remain subject to the provisions of this Agreement in the hands of the Permitted Transferee, the Permitted Transferee shall execute an agreement, in substantially the form of Exhibit 1 hereto, agreeing to be bound by the terms and conditions of this Agreement and the Shareholder shall submit copies of all pertinent documentation at least five days prior to completion of the transaction to demonstrate that the Transfer is a Permitted Transfer; provided further, that any such Transfer (other than a transfer pursuant to clause (vii)), will not be deemed to be a “Permitted Transfer” (a) to the extent prohibited by Section 3(a) of this Agreement or (b) to the extent that compliance with the requirements of Section 3(b) of this Agreement have not been met.

1.23 “Permitted Transferee.” The term “Permitted Transferee” shall mean a Person holding Shares pursuant to a Permitted Transfer.

1.24 “Person.” The term “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or governmental entity and any agency or political subdivision thereof.

1.25 “Prime Rate.” The term “Prime Rate” shall mean the prime rate as published from time to time in The Wall Street Journal.

1.26 “Public Offering.” The term “Public Offering” shall mean the consummation of a sale or series of sales to the public of Shares pursuant to one or more effective registration statements under the Act, with aggregate net proceeds to the Company and other sellers of not less than $25,000,000.

1.27 “Purchase Price Per Share.” The term “Purchase Price Per Share” shall mean, with respect to Shares purchased from a Shareholder or Additional Shareholder in connection with a Transfer that does not constitute a 2.5% Transaction, an amount determined in good faith by the Board as the value per Share as of the date on which the purchase is deemed to be effective based on the Total Company Valuation as of such date. In computing the Purchase Price Per Share, the Board shall consider, in addition to outstanding Shares, the dilution effect of options, warrants or other rights to acquire shares of common stock and will not impute any discount or premium based on the percentage of the Company represented by the Shares being purchased or illiquidity of any such Shares.

1.28 “Sales Price.” The term “Sales Price” shall have the meaning set forth in Section 7(a) of this Agreement.

1.29 “Sales Transaction.” The term “Sales Transaction” shall mean a transaction in which the Company sells or otherwise directly or indirectly transfers any of its capital stock or all or substantially all of its assets to any Person or merges with or into any Person.

1.30 “Sales Transaction Notice.” The term “Sales Transaction Notice” shall have the meaning set forth in Section 7(a) of this Agreement.

1.31 “Selling Shareholder.” The term “Selling Shareholder” shall have the meaning set forth in Section 4.1 of this Agreement.

1.32 “Senior Indebtedness.” The term “Senior Indebtedness” shall mean all Funded Indebtedness unless, in each case, by the terms of the instrument creating or evidencing the indebtedness it is provided that such indebtedness is not superior in right to the obligations described in Section 4.1 of this Agreement.

1.33 “Serious Misconduct.” The term “Serious Misconduct” shall mean embezzlement or misappropriation of partnership or corporation funds, the commission of a felony or other acts of dishonesty, fraud or deceit, a material breach of this Agreement, habitual or willful neglect of duties, a serious breach of fiduciary duty or a significant violation of any other contractual, statutory or common law duty to the Company, any Affiliate of the Company, the Shareholders or the Additional Shareholders.

1.34 “Shareholder(s).” The term “Shareholder(s)” shall have the meaning set forth in the first paragraph of this Agreement.

1.35 “Shares.” The term “Shares shall mean any common stock of the Company issued and outstanding from time to time.

1.36 “Subchapter S Corporation.” The term “Subchapter S Corporation” shall mean a corporation that qualifies as an “S Corporation” for purposes of Subchapter S of the Code.

1.37 “Total and Permanent Incapacity.” The term “Total and Permanent Incapacity” shall mean the existence of any physical or mental condition with respect to a Director of the Company which is expected to continue for 180 days or more and which renders such Director incapable of performing (as confirmed by competent medical evidence) any substantial portion of the duties properly assigned to such Director.

1.38 “Total Company Valuation.” The term “Total Company Valuation” as of any date shall mean six (6) times the Company’s Operating Cash Flow for the four most recent calendar quarters for which financial statements of the Company are available reduced by Funded Indebtedness and the value of the minority interest in subsidiaries (using the same six (6) times Operating Cash Flow methodology of any such subsidiaries as is used in this definition for the Company as a whole) as of the end of such four calendar quarters and adjusted upward or downward for any positive or negative cash balances as of the valuation date.

1.39 “Total Shares Outstanding.” The term “Total Shares Outstanding” shall mean the number of shares of common stock of the Company issued and outstanding from time to time.

1.40 “Transfer.” The term “Transfer” shall mean any transfer, sale, assignment, exchange, gift, bequest, hypothecation, pledge, grant of security interest or lien, placement in trust (voting or otherwise), transfer by operation of law (other than a merger or consolidation of the Company) or any other encumbrance or disposition, direct or indirect and whether or not voluntary, of any Shares. A “Transfer” shall include, without limitation, any transaction or event, whether or not voluntary, that creates a form of joint ownership in the Shares between the transferor and one or more persons (whether or not that other person is the spouse of the transferor) or any transaction that creates or grants an option, warrant, or right to obtain an interest in the Shares.

1.41 “Triggering Shareholders.” The term “Triggering Shareholders” shall have the meaning set forth in Section 7(a) of this Agreement.

2. General Prohibitions of Transfer. (a) Except for Permitted Transfers, no Shareholder or Additional Shareholder shall Transfer any Shares beneficially owned by such Shareholder or Additional Shareholder other than upon compliance in all respects with the procedures set forth in this Agreement. Notwithstanding any provision of this Agreement, no Shareholder or Additional Shareholder shall Transfer any Shares in violation of the Act and any applicable state or foreign securities laws.

(b) The Company, by execution of this Agreement, agrees that it will not cause or permit the transfer of any Shares to be made on its books except in accordance with the terms of this Agreement.

(c) Any purported Transfer or acquisition of Shares in violation of this Section 2 shall be null and void ab initio. The purported transferee shall have no interest in any of the Shares purported to be transferred, shall not be deemed an Additional Shareholder of the Company, and shall not be entitled to receive a new stock certificate for Shares or any dividends or other distributions on or with respect to the Shares. Each Shareholder and Additional Shareholder agrees that any such Transfer or acquisition may and should be enjoined.

3. Transfer Restrictions Relating to the Company’s Status as a Subchapter S Corporation; Change in Status. (a) Except as may result from a Transfer described in clause (vii) of Section 1.22 hereof, no Shareholder or Additional Shareholder may Transfer and no person may acquire, the legal, economic or beneficial ownership of, or any other interest in, any Share if such Transfer or acquisition would cause the Subchapter S Corporation status of the Company to terminate. Specifically, except for a Transfer described in clause (vii) of Section 1.22 hereof, no Transfer may be made to, and no acquisition may be made by, any person that is not eligible to be a shareholder of a Subchapter S Corporation under the provisions of the Code as in effect at the time of the purported Transfer (presently including non-resident aliens and any person other than an individual, an estate or certain limited types of trusts). In addition, no Shareholder or Additional Shareholder may Transfer (except for a Transfer described in clause (vii) of Section 1.22 hereof) the legal, economic or beneficial ownership of any Share if such Transfer would cause the number of shareholders of the Company (as determined under Section 1361 of the Code) to increase without the written consent of the Board, which consent may be withheld in the discretion of the Board.

(b) No Transfer of Shares (except for a Transfer described in clause (vii) of Section 1.22 hereof) shall be permitted, and no purported Transfer shall be effective, unless and until (i) the Shareholder or Additional Shareholder desiring to Transfer Shares shall have provided the Company, within a reasonable time prior to the proposed Transfer, with a statement regarding the identity of the proposed transferee sufficient to satisfy the Company that the transferee is a person that is eligible to be a shareholder of a Subchapter S Corporation and the Transfer will not result in an increase in the number of shareholders of the Company (except to the extent such increase has been consented to by the Board as provided in Section 3(a) hereof), (ii) if the proposed transferee is a trust, (A) the Company has received, within a reasonable time prior to the proposed Transfer, copies of all relevant trust documents, (B) the Company has, at its option and at the sole expense of the Shareholder or Additional Shareholder, obtained a private letter ruling from the Internal Revenue Service or an opinion of the Company’s counsel or of the Shareholder’s or Additional Shareholder’s counsel acceptable to the Company, providing, in form and substance acceptable to the Company, that the Transfer to the trust will not adversely affect the Company or any of its shareholders under Subchapter S of the Code or, except to the extent consented to by the Board, increase the number of shareholders of the Company (as determined under Section 1361 of the Code) and (C) any persons treated as shareholders of the Company (as determined under Section 1361 of the Code) agree to be bound by the provisions of this Agreement as if they were a Shareholder or an Additional Shareholder and enter into such agreements and make such representations or warranties as the Company shall request in connection therewith, (iii) the Company has provided written notice to the Shareholder or Additional Shareholder and the transferee that the requirements of clause (i) or (ii) above have been satisfactorily met, and (iv) the transferee has executed an agreement, in substantially the form of Exhibit 1 hereto, agreeing to be bound by the terms and conditions of this Agreement.

(c) Any purported Transfer or acquisition of Shares in violation of this Section 3 shall be null and void ab initio. The purported transferee shall have no interest in any of the Shares purported to be transferred, shall not be deemed an Additional Shareholder of the Company, and shall not be entitled to receive a new stock certificate for Shares or any dividends or other distributions on or with respect to the Shares. Each Shareholder and Additional Shareholder agrees that any such Transfer or acquisition may and should be enjoined.

(d) If a purported Transfer occurs in violation of this Section 3, then the Shares purported to be transferred shall, at the Company’s option, be deemed to be redeemed immediately before the occurrence of the purported Transfer at the price and in the manner provided for in Section 3(f) hereof.

(e) No Shareholder or Additional Shareholder may cause or effect a Change in Status. If, in violation of the preceding sentence, a Change in Status occurs, then the Shares owned by the Shareholder or Additional Shareholder, shall at the Company’s option, be deemed to be redeemed immediately before the occurrence of the Change in Status at the price and in the manner provided for in Section 3(f) hereof.

(f) If the Company exercises its option to purchase the Shares pursuant to Section 3(d) or 3(e) hereof, the amount per share paid therefor shall be the Purchase Price Per Share in the case of a purported Transfer that does not constitute a 2.5% Transaction or the Alternative Purchase Price Per Share, in the case of a purported Transfer that constitutes a 2.5% Transaction, which amount shall be payable in cash, certified check or wire transfer at the date specified in the notice of exercise (which shall be not more than 45 days after the date of such notice), or, if such payment would conflict with any covenants in any credit or loan agreements of the Company, in semi-annual installments over four years with interest accruing at the Prime Rate from time to time plus one-percent (1%) payable semi-annually. The Company’s obligation to pay any deferred payment of the Purchase Price Per Share or the Alternative Purchase Price Per Share, as the case may be, shall be represented by a subordinated note. Such note shall be secured by the Shares being purchased by the Company. Such note shall be subordinated to all Senior Indebtedness and no payments of principal or interest shall be made on any part of such note if there exists a payment default on any Senior Indebtedness or a nonpayment default on any Senior Indebtedness (unless such nonpayment default has continued for more than 270 days). The form and content of such note and security agreement shall be substantially consistent herewith and otherwise as determined by the Board at the time the Shares are purchased by the Company. The Company may assign its option to a designee provided that, if the Purchase Price Per Share or the Alternative Purchase Price Per Share, as the case may be, is not being paid entirely in cash, the Company shall guarantee the assignee’s obligations.

(g) Each Shareholder and Additional Shareholder acknowledges that a termination of the Company’s status as a Subchapter S Corporation by reason of a Transfer of Shares in violation of this Section 3 or a Change in Status may cause material adverse tax effects to the other Shareholders and Additional Shareholders. For this reason, any Shareholder or Additional Shareholder who contemplates a Transfer of Shares or a Change in Status agrees to advise the Company at least 30 days (or such shorter period as the Company may agree) in advance of any such Transfer or Change in Status, so that the Company may take action to preserve its status as a Subchapter S Corporation.

(h) If the Company’s status as a Subchapter S Corporation is terminated inadvertently and the Company wishes to obtain a ruling under Section 1362(f) of the Code, each Shareholder and Additional Shareholder agrees to make any adjustments required pursuant to Section 1362(f)(4) of the Code and approved by the Board. A Shareholder’s or Additional Shareholder’s obligation to make such adjustments shall continue after the Shareholder or Additional Shareholder has ceased to own Shares in the Company and after this Agreement has terminated.

(i) Each Shareholder and Additional Shareholder agrees to take all actions necessary to enable and allow the Company to elect, and maintain an election, to be treated as a Subchapter S Corporation under the Code, including, without limitation, consenting to the election pursuant to Section 1362 of the Code.

(j) This Section 3 no longer apply if the Board determines that the Company shall not elect to qualify, or continue to qualify, as a Subchapter S Corporation.

(k) Each Shareholder and Additional Shareholder who sells Shares to the Company pursuant to Section 3 hereof hereby represents and warrants to the Company or its designee that, as of the date of closing of such purchase by the Company:

(i) Such seller has full right, power and authority to sell, assign, transfer and deliver the Shares to be sold by such seller;

(ii) The sale of the Shares by such seller will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such seller is a party or by which such seller is bound, the charter, by-laws, partnership agreement, limited liability company agreement or other organizational document of such seller, or any judgment or order of any court or governmental agency or body having jurisdiction over such seller or the property of such seller;

(iii) Such seller has good and valid title to the Shares being sold, free and clear of all liens, encumbrances, equities or claims (other than liens created pursuant to Section 12 hereof); and, upon delivery of such Shares and payment therefor, good and valid title to such Shares, free and clear of all liens, encumbrances, equities or claims (other than liens created by the purchaser thereof or pursuant to Section 12 hereof), will pass to the purchaser thereof; and

(iv) The sale of Shares will be in compliance with all applicable federal and state securities laws (it being understood that the seller may base such representation on representations reasonably requested from the purchases or, failing the receipt of representations reasonably requested, reasonable assumptions with respect thereto).

4. Rights of First Refusal Regarding Stock Transfers.

4.1 Company’s Right of First Refusal. Except for Permitted Transfers and transactions contemplated by Section 7 hereof, no Shareholder or Additional Shareholder will solicit or accept, or Transfer any Shares pursuant to, any offer other than a bona fide offer to purchase such Shares solely for cash (subject to the ability to obtain certain consideration other than cash as provided in Section 4.5 hereof). Except for Permitted Transfers or transactions contemplated by Section 7 hereof, in the event that a Shareholder or Additional Shareholder (the “Selling Shareholder”) shall desire to Transfer such Person’s Shares or any portion thereof (the “Offered Shares”) and shall be in receipt of a bona fide written offer to purchase the Offered Shares for no consideration other than cash, subject to the restrictions on transfer in Sections 2 and 3 hereof and in addition to the requirements of Section 3(b) hereof, the following procedure shall apply. The Selling Shareholder shall give to the Company, and the Company shall promptly thereafter give to each other Shareholder and Approved Shareholder (individually “Non-Selling Shareholder” and collectively “Non-Selling Shareholders”), written notice containing the terms and conditions of the proposed sale, including, but not limited to, and where applicable:

(i) the number of Offered Shares;

(ii) the price per Share;

(iii) the name(s) of the proposed purchaser(s); and

(iv) a copy of the written offer signed by the prospective purchaser(s).

A written offer shall not be deemed bona fide unless the offer is for a purchase for no consideration other than cash by a responsible party (as reasonably determined by the Board) and the Selling Shareholder has informed the prospective purchaser of the obligations of all Shareholders, Additional Shareholders and the Company under this Agreement and the prospective purchaser has agreed to execute an agreement in substantially the form of Exhibit 1 hereto and to be bound by the terms and conditions of this Agreement. The Board is entitled to take such steps as it reasonably may deem necessary to determine the validity and bona fide nature of the prospective purchaser’s offer and the responsibility of such party.

Until 30 days after such notice is given, the Company shall have the right, exercisable by giving notice to the Selling Shareholder within such 30-day period, to purchase the Offered Shares or any portion thereof at the price offered by the prospective purchaser and specified in such notice either (1) in cash or by certified check or wire transfer immediately upon the closing of the transaction or (2) if such payment would conflict with any covenants in any credit or loan agreements of the Company, in semi-annual installments over four years with interest accruing at the Prime Rate from time to time plus one-percent (1%) payable semi-annually. The Company’s obligation to pay any deferred payment of the purchase price shall be represented by a subordinated note. Such note shall be secured by the Offered Shares so purchased. Such note shall be subordinated to all Senior Indebtedness and no payments of principal or interest shall be made on any part of such note if there exists a payment default on any Senior Indebtedness or any nonpayment default on any Senior Indebtedness (unless such nonpayment default has continued for more than 270 days). The form and content of such note and security agreement shall be substantially consistent herewith and otherwise as determined by the Board at the time the Offered Shares are so purchased. The Company may assign its option to a designee provided that, if the purchase price per share is not being paid entirely in cash, the Company shall guarantee the assignee’s obligations.

After giving notice under this Section 4.1, the Selling Shareholder shall refrain from participating as an officer, director or shareholder of the Company in the Company’s decision whether to purchase any or all of the Offered Shares.

4.2 Non-Selling Shareholders’ Right to Purchase on Company’s Refusal. If the Company does not exercise its right to purchase all of the Offered Shares within the 30-day period specified above, subject to Section 3 hereof, each Non-Selling Shareholder shall have the right to purchase for cash at the price offered by the prospective purchaser (i) such portion of the remaining Offered Shares as shall equal the number of Shares beneficially owned by such Non-Selling Shareholder divided by the sum of such number plus the number of Shares beneficially owned by all other Non-Selling Shareholders and (ii) such number of Offered Shares determined pursuant to the allotment referred to in the second succeeding sentence. A Non-Selling Shareholder may exercise its right to purchase any or all of the Offered Shares to which it is entitled by giving notice of the number of Offered Shares to be purchased by it to the Company within 15 days after the expiration of the 30-day period referred to above and, if such notice is timely given, must purchase the full number so notified. If any Non-Selling Shareholder does not exercise its right to purchase the full amount of its portion of the remaining Offered Shares, such Offered Shares not so purchased shall be allotted successively among the Non-Selling Shareholders desiring to purchase such Offered Shares, in proportion to the number of Shares beneficially owned by such Non-Selling Shareholder relative to the sum of the number of Shares beneficially owned by all other Non-Selling Shareholders desiring to purchase such Offered Shares at the time of each successive allotment (after giving effect to acquisitions under prior allotments), until either (a) all Offered Shares have been purchased or (b) each Non-Selling Shareholder has purchased and received the full number of Shares that it desires to purchase.

4.3 Closing. The closing of any purchase by the Company or Non-Selling Shareholder, as the case may be, of all or any portion of any Offered Shares as provided in Sections 4.1 and 4.2 hereof shall take place on such date as is designated by the Company or Non-Selling Shareholder, as the case may be, in its or their notice to the Selling Shareholder of the election to purchase such Offered Shares, provided that such closings must take place within 75 days of the Selling Shareholder’s notice pursuant to Section 4.1 hereof. At each such closing, the Selling Shareholder shall deliver to the Company or Non-Selling Shareholder, as the case may be, any certificates representing the Offered Shares to be so purchased (properly endorsed for transfer and with any required stock transfer tax stamps attached, together with such other documentation as the Company or Non-Selling Shareholder, as the case may be, shall reasonably request to evidence the Transfer of such Offered Shares) against payment therefor by the Company or the Non-Selling Shareholder, as the case may be.

4.4 Representations and Warranties of Selling Shareholder. Each Shareholder and Additional Shareholder who is a Selling Shareholder pursuant to Section 4.1 or 4.2 hereof hereby makes the representations and warranties enumerated in Section 3(k) hereof to the Company, its designee or the Non-Selling Shareholder purchasing from such seller, in each case as of the date of closing of such purchase.

4.5 Failure of Company and Non-Selling Shareholders to Purchase Offered Shares. An election by the Company and the Non-Selling Shareholders to exercise their rights under this Section 4 shall be ineffective if, in the aggregate, they do not elect to purchase at least 50% of the Offered Shares. If less than all of the Offered Shares are purchased by the Company or the Non-Selling Shareholders within the 75-day period granted for such purchases, then the remaining Offered Shares may be Transferred free from the restrictions of this Section 4; provided, however, that the Offered Shares must be Transferred within 30 days of the expiration of the 75-day period to the person or persons named in, and under the terms and conditions (other than price, which may be increased provided no less cash is received) of, the bona fide offer described in the notice to the Company and Non-Selling Shareholders; and provided further, that such Transfer is made subject to the provisions of Section 6 hereof requiring Additional Shareholders to become bound by the terms and conditions of this Agreement. If the Selling Shareholder shall not Transfer the Offered Shares within said 30-day period, he shall not thereafter Transfer any Shares without again complying with the requirements of Section 3(b) hereof and giving written notice and offering such Shares to the Non-Selling Shareholders pursuant to this Section 4.

4.6 Conflicts. In the event a sale of Shares pursuant to this Section 4 also triggers the provisions set forth in Section 7 hereof, Section 7 shall control.

5. Board of Directors.

5.1 Formation and Composition of Board of Directors. (a) As part of the consideration for the transactions contemplated hereby, each Shareholder and Additional Shareholder agrees that he will take and will cause to be taken at all times all necessary action (corporate and otherwise), including the voting of equity interests, to elect as the Board a slate comprised solely of the following individuals: James S. Cownie, James M. Hoak, Wayne Kern, David J. Lundquist, David N. Walthall and Richard E. Lundin. The Board has full power and authority to remove any Director in the event such Director engages in any way in Serious Misconduct.

5.2 Resignation of Directors. A Director who (i) reduces the number of Shares Beneficially Owned by him through Transfers other than Permitted Transfers (except that Permitted Transfers pursuant to subsections (ii), (iv) and (v) of Section 1.22 hereof shall be deemed a reduction in the amount of Shares Beneficially Owned for purposes of this Section 5.2) to a level at, or below, 33-1/3% of the amount of Shares Beneficially Owned by such Director as of the date hereof (as adjusted for any and all stock splits, stock dividends or recapitalization) or (ii) is also an employee of the Company, terminates his employment with the Company for any reason, hereby agrees to resign as Director of the Company. In the event such Director refuses to resign from the Board, the Board shall immediately call a special meeting of shareholders and all Shareholders and Additional Shareholders shall vote to remove such Director from the Board.

5.3 Replacement of Directors Other than by Election. In the event of the resignation, removal, death, Total and Permanent Incapacity, or reduction in the amount of Shares Beneficially Owned (as described in Section 5.2 hereof) of a Director, a majority of the remaining Directors will then select a replacement Director (which replacement Director will then be deemed to be included in the slate described in Section 5.1 hereof).

5.4 Action with Respect to Options. A member of the Board who is, or is affiliated with, the Shareholder or Additional Shareholder whose Shares are subject to any option of the Company under this Agreement shall not participate in any decision of the Board relating to the exercise or non-exercise of any such option or the determination of the Purchase Price Per Share or the Alternative Purchase Price Per Share, as the case may be (including, without limitation, the selection of an appraiser in calculating the Alternative Purchase Price Per Share).

6. Additional Shareholders. No Person (other than the parties to this Agreement) shall become an Additional Shareholder unless it shall execute and deliver to the Company a written agreement, in substantially the form of Exhibit 1 hereto, agreeing to be bound by all of the terms and conditions of this Agreement as if it were a Shareholder. In no event, however, shall such Additional Shareholder be entitled to the first refusal rights provided in Section 4 hereof or the preemptive rights provided in Section 9 hereof unless the written consent of the Shareholders and Approved Shareholders holding more than 75% in interest of the Shares held by all of the Shareholders and Approved Shareholders is first obtained.

7. Sales Transactions. (a) In the event that, notwithstanding any action or inaction whatsoever by the Board, Shareholders and Permitted Transferees (other than Permitted Transferees pursuant to Section 1.22(v), (vi) or (vii) hereof) beneficially owning at least 51% of the Total Shares Outstanding held by such Shareholders and Permitted Transferees desire to engage in a Sales Transaction, such Shareholders and Permitted Transferees (the “Triggering Shareholders”) may submit a notice (the “Sales Transaction Notice”) to the Board. The Sales Transaction Notice shall state a price (the “Sales Price”) which the Triggering Shareholders have in good faith determined to be the price at which they are willing to sell the Company.

(b) Promptly after receipt of any such Sales Transaction Notice, the Board shall determine whether the Sales Price set forth in such Sales Transaction Notice exceeds the Total Company Valuation as of the date of such Sales Transaction Notice. If such Sales Price is equal to or greater than the Total Company Valuation as determined by the Board as of the date of such Sales Transaction Notice, the Board shall upon such determination so notify the Triggering Shareholders and the Board shall use all reasonable efforts (including engaging a qualified investment banking firm, designated by the Triggering Shareholders, provided that the choice of such investment banking firm and the terms of such engagement are subject to the approval of the Board, which approval shall not be unreasonably withheld) to enter into a binding agreement with respect to a Sales Transaction with any Person within 150 days thereafter; provided, however, that the purchase price of the Company in any such Sales Transaction shall be equal to at least 98% of the Sales Price and must be fully payable in cash. In the event the Board cannot close such a Sales Transaction with any Person within such 150-day period at a price equal to or greater than 98% of the Sales Price, the Triggering Shareholders owning a majority of the Shares held by such Triggering Shareholders may elect to proceed toward a Sales Transaction with a Person who has submitted a bona fide offer (including evidence of adequate financing) to the Company for a Sales Transaction at a price less than 98% of the Sales Price or at a price consisting of consideration other than cash (an “Alternative Sales Transaction”); provided, that, the purchase price of any such Sales Transaction or Alternative Sales Transaction consummated by the Triggering Shareholders shall not be less than the Total Company Valuation as previously determined by the Board pursuant to such Sales Transaction Notice and that if such purchase price in an Alternative Sales Transaction includes securities or other property, the Board will determine in good faith the value thereof (any such determination of the value of such securities or other property by the Board in accordance with the advice of its investment banker being presumptively deemed to be a determination made in good faith).

(c) In the event that the Sales Price set forth in any such Sales Transaction Notice is less than the Total Company Valuation as determined by the Board as of the date of such Sales Transaction Notice, the Board shall immediately upon such determination provide the Non-Triggering Shareholders with a copy of such Sales Transaction Notice. A majority of the Non-Triggering Shareholders (the “Non-Triggering Shareholders’ Representatives”) shall have the power and authority to act on behalf of all of the Non-Triggering Shareholders. For a period of 150 days thereafter, the Non-Triggering Shareholders’ Representatives or an entity designated by them (any such entity being referred to as a “Non-Triggering Person”) shall have the right to purchase the Company for cash at the Sales Price; provided, however, that, unless on or before the 90th day of such 150-day period the Non-Triggering Shareholders’ Representatives (or the Non-Triggering Person, as the case may be) shall have demonstrated to the reasonable satisfaction of the Board financing commitments adequate to finance the Sales Price, such right shall lapse.

(d) In the event the Non-Triggering Shareholders’ Representatives (or the Non-Triggering Person, as the case may be) elect not to exercise their right to purchase the Company on the terms set forth in any Sales Transaction Notice contemplated in (c) above, such right lapses in accordance with the foregoing or the closing of such a transaction does not occur within the allotted 150-day period, the Triggering Shareholders may for a period of 15 days elect to withdraw their request for a Sales Transaction. If such withdrawal does not occur, the Board shall use all reasonable efforts (including engaging a qualified investment banking firm, designated by the Triggering Shareholders, provided that the choice of such investment banking firm and the terms of such engagement are subject to the approval of the Board, which approval shall not be unreasonably withheld) to enter into a binding agreement with respect to a Sales Transaction with any Person within 150 days thereafter; provided, however, that the purchase price of the Company in any such Sales Transaction shall be equal to at least 98% of the Sales Price and must be fully payable in cash.

(e) In the event the Board cannot close a Sales Transaction with any Person within the 150-day period at a price equal to or greater than 98% of the Sales Price as provided in (d) above, the Triggering Shareholders owning a majority of the Shares held by such Triggering Shareholders may elect to proceed toward a Sales Transaction with a Person who has submitted a bona fide offer (including evidence of adequate financing) to the Company for a Sales Transaction or an Alternative Sales Transaction at a price less than 98% of such Sales Price; provided, however, that the Non-Triggering Shareholders’ Representatives (or the Non-Triggering Person, as the case may be) shall have 90 days from the election of the Triggering Shareholders to proceed with such Alternative Sales Transaction to provide evidence that they have adequate financing to match the terms of such Alternative Sales Transaction, and 60 days thereafter to close a Sales Transaction on the same terms as the Alternative Sales Transaction. In the event the Non-Triggering Shareholders’ Representatives (or the Non-Triggering Person, as the case may be) choose not to purchase the Company on the terms of the Alternative Sales Transaction or the closing of such a transaction does not occur within the allotted 150-day period, the Board shall use all reasonable efforts to close the Alternative Sales Transaction within 150 days thereafter. If the purchase price in an Alternative Sales Transaction includes securities or other property, the Board will determine in good faith the value thereof (any such determination of the value of such securities or other property by the Board in accordance with the advice of its investment banker being presumptively deemed to be a determination made in good faith); provided that in any Alternative Sales Transaction in which the Non-Triggering Shareholders’ Representatives (or the Non-Triggering Person, as the case may be) are exercising the right to purchase any such determination of value of any securities or property must be in accordance with the advice of an investment banker or valuation firm of recognized national standing designated by the Board.

(f) In the event the Non-Triggering Shareholders choose to purchase the Company in a Sales Transaction or Alternative Sales Transaction as set forth above, the Non-Triggering Shareholders may elect, in lieu of such Sales Transaction or Alternative Sales Transaction, to have the Company redeem all (but not less than all) of the Shares held by Triggering Shareholders at a price per Share equivalent to the price set in such Sales Transaction or Alternative Sales Transaction.

If the Triggering Shareholders submit a Sales Transaction Notice to the Board pursuant to this Section 7 and no such Sales Transaction or Alternative Sales Transaction is consummated, Shareholders and Permitted Transferees comprising a majority of such Triggering Shareholders are prohibited from participating in a request for a second Sales Transaction for a period of one year from the termination of the most recent efforts to cause a Sales Transaction or Alternative Sales Transaction. Any provision of this Section 7 may be changed or modified, and any obligation or restriction of any party hereunder may be waived, only with the consent of the Board of the Company and the Shareholders and their Permitted Transferees holding more than 75% in interest of the Shares held by Shareholders and their Permitted Transferees which are subject to this Agreement; provided that, if a Sales Transaction Notice has been given, any changes, waiver or modification affecting a Sales Transaction or Alternative Sales Transaction resulting therefrom shall also require the consent of the Non-Triggering Shareholders holding a majority of the Shares held by the Non-Triggering Shareholders with respect to such Transaction Notice.

8. Sale of the Company.

(a) In connection with any sale of the Company pursuant to Section 7 hereof, each Shareholder and Additional Shareholder that is selling Shares in such transaction shall receive the same proportion of each type of consideration received or to be received by all of the Shareholders and Additional Shareholders in the aggregate; provided, however, that if the Non-Triggering Shareholders or the Non-Triggering Person purchase the Company, such Persons may designate that some or all of the consideration allocable to their Shares if credited toward the Sales Price.

(b) In connection with any sale of the Company pursuant to Section 7 hereof, each Shareholder and Additional Shareholder hereby agrees that such sale may take the form of a sale of all but not less than all of the Shares (in addition to a merger, consolidation or sale of assets), provided, that the Company may not cause such sale to take such form, without the consent of such Shareholder or Additional Shareholder if the taking of such form would materially increase the aggregate tax liability payable in connection with such sale over the liability that would be payable in connection with a merger, consolidation or sale of assets, and each seller:

(i) constitutes and appoints the Triggering Shareholders as such Person’s true and lawful agents and attorneys-in-fact, with full power and authority in such Person’s name, place and stead to execute (A) any agreement containing the terms of such a sale of stock in accordance with the foregoing, such representations and warranties involving the due authorization, execution, delivery and binding nature as regard such Person of such agreement and the nature of such Person’s title to its Shares as such agents and attorneys-in-fact may deem to be customary and reasonable (provided that no representation or warranty other than as to due authorization, execution, title, delivery and the binding nature of such agreement and as to the good and marketable title of the Shares shall survive the closing of such Sales Transaction), and such other terms and provisions binding on such Persons as may be necessary to consummate such transaction, (B) such instruments of conveyance and assignment as may be customary and necessary to consummate such transaction and (C) such receipts and related instruments as may be necessary to evidence such consummation;

(ii) authorizes such agents and attorneys-in-fact to deduct or cause to be deducted, or to pay on such Person’s behalf, such Person’s pro rata (based on the number of Shares to be sold by each seller to the total number of Shares to be sold in the Sales Transaction) share of any fees or expenses relating to such transaction, including, without limitation, fees and expenses of counsel and advisors to the Company;

(iii) agrees to deliver to such agents and attorneys-in-fact or their designee, acting as a custodian, at or prior to the completion of such transaction, certificates representing all of the Shares to be sold by it, which certificates shall be free of all liens, encumbrances and endorsements and shall be duly endorsed in blank or in the name of the purchaser thereof; and

(iv) agrees to sell such Person’s Shares on such terms notwithstanding that such Person withholds consent or approval to such sale, gives any notice to such agents and attorneys-in-fact or any other Person of any nature or takes any other action inconsistent with such sale.

(c) Prior to the consummation of any such sale pursuant to the terms hereof, if a vote or consent of the Board or of shareholders of the Company is required under the Company’s Articles of Incorporation or applicable state law, the Board will convene a meeting at which all Directors will vote in favor of such transaction and/or will call a special meeting of all shareholders of the Company at which each Shareholder and Additional Shareholder agrees to vote all of its Shares in favor of such transaction, as the case may be.

9. Preemptive Rights. Each Shareholder, Permitted Transferee and Approved Shareholder shall have preemptive rights to purchase such number of Shares as shall be required to maintain their proportionate equity interest in the Company upon the future issuance of shares of Common Stock of any class, whether with or without voting privileges, under the same terms and conditions and for the same consideration as such shares are offered or sold to any other Person. Each Shareholder, Permitted Transferee and Approved Shareholder shall also have preemptive rights to purchase, upon the future issuance of any securities of the Company (including, without limitation, preferred stock, warrants, options or contracts (other than warrants, options or contracts issued to or entered into with employees or directors of the Company, or any subsidiary or Affiliate thereof who were not shareholders of the Company on the date of this Agreement), or contracts exercisable for or convertible into common stock of any class) as shall be required to maintain their proportionate equity interest in the Company, upon the same terms and for the same consideration as such securities are sold to any other Person. The preemptive rights established pursuant to this Section 9 shall not apply to (i) any issuance of Shares or other securities issued in connection with the acquisition of stock or assets of any Person not affiliated with any Shareholder, (ii) any Shares issued upon the exercise of stock options granted to employees of the Company or pursuant to employee benefit plans so long as the number of Shares so issued shall not exceed 8% of the Total Shares Outstanding on a fully diluted basis (as adjusted for any stock split or other similar recapitalization) or (iii) the sale of any Shares which had previously been issued (or securities exercisable for or convertible into such Shares). Such preemptive rights shall expire at such time as a registration statement for a Public Offering becomes effective.

10. Right of Co-Sale. Except for Transfers to Permitted Transferees, no Shareholder or group of three or fewer Shareholders owning more than 10% of the Total Shares Outstanding, whether such Shareholder is acting alone or in concert with any others pursuant to a common plan, understanding or arrangement, may agree or contract to Transfer, arrange for the Transfer of or Transfer to any Person or group of Persons, directly or indirectly or through one or more intermediaries, any shares of common stock or any other equity securities of the Company (including, without limitation, warrants, options, contracts or convertible securities permitting the holder thereof to acquire any such shares upon exercise or conversion thereof), unless:

(a) The number of such Shares subject to such agreement, contract, arrangement or Transfer, when taken together with (i) the number of shares of all other such equity securities (which, in the case of any such warrants, options, contracts or convertible securities, shall be deemed to be the aggregate number of such shares which could be so acquired upon such exercise, whether or not such exercise may be effected presently) and (ii) all other shares subject to any such agreement, contract, arrangement or Transfer effected or entered into in connection therewith or as part of such common plan, understanding or arrangement, is less than 5% of the total number of Shares issued and outstanding at the time such agreement, contract or arrangement is entered into and at the time such sale is consummated; or

(b) Effective provision is made whereby each Shareholder, Permitted Transferee and Additional Shareholder is given the opportunity to sell any portion or all of its Shares concurrently with the aforementioned sale to any such Person or group on terms (including, without limitation, the form and amount of, and the time of receipt of, consideration therefor) identical to those applicable to such aforementioned sale; or

(c) A registration statement for a Public Offering has become effective or such transaction is part of such Public Offering.

No opportunity shall be deemed given to any Shareholder, Permitted Transferee and Additional Shareholder for purposes of Section 10(b) above unless (i) each Shareholder or Permitted Transferee shall have been given written notice, setting forth in detail the terms of such proposed agreement, contract, arrangement or sale, and shall have been given at least 15 days after such notice is given within which to exercise its rights contained in Section 10(b) by written notice thereof given to the selling shareholder, (ii) the terms on which such selling shareholder actually sells his Shares or equity securities are no more favorable to such Shareholder than the terms set forth in the notice given by it pursuant to clause (i) of this sentence, and (iii) the Person or group to which such selling shareholder actually sells his Shares or equity securities actually purchases, at or prior to the time of purchase of such Shares, from each Shareholder, Permitted Transferee and Additional Shareholder exercising his or its rights pursuant hereto at least such number of Shares as such holder shall specify in the notice given by such holder pursuant to clause (i) of this sentence.

11. Registration Rights. If the Company at any time during the effectiveness of this Agreement grants registration rights to any Person, the Company shall grant substantially the same registration rights to all Shareholders and Permitted Transferees; provided, however, that the Company may grant registration rights (i) in connection with the acquisition of stock or assets of any Person not affiliated with any Shareholder or (ii) to a lender in connection with a financing transaction, in each case without having to grant registration rights to any Shareholder or Permitted Transferee.

12. Pledge of Shares. If requested by the Board and approved by the Shareholders and Permitted Transferees holding a majority of Shares held by all of the Shareholders and Permitted Transferees, the Company may require the Shareholders and Additional Shareholders to pledge their Shares to secure indebtedness or obligations of the Company or its subsidiaries. Subject to applicable laws and regulations, each Shareholder and Additional Shareholder is obligated to execute and deliver such pledge agreements, consents, financing statements or other certificates, instruments, agreements, notices or other documents as the Board, in its sole discretion, may deem necessary or advisable in connection therewith. In the event such a pledge of Shares occurs and the pledgee forecloses upon a pledge by a Shareholder or Additional Shareholder in a manner disproportionate to that of any other Shareholders or Additional Shareholders (except for events in which such Shareholder or Additional Shareholder is in default of a covenant under its pledge agreement other than through an act or omission of the Company), all Shareholders and Additional Shareholders shall contribute portions of their remaining Shares in order to make such foreclosure proportionate among all Shareholders and Additional Shareholders; provided, however, that any proceeds obtained by such Shareholder or Additional Shareholder from such a foreclosure shall be distributed among such Shareholder and all other Shareholders and Additional Shareholders making such a contribution in the proportion to the Shares held by them after such contribution.

13. Restrictions on Options. The Company, during the effectiveness of this Agreement, shall not grant stock options to any Persons other than employees of the Company.

14. Legend. All Shareholders and Additional Shareholders agree that any certificates evidencing Shares subject to this Agreement shall be stamped or endorsed with a legend in substantially the following form; provided, however, that in the event that Shares are registered under the Act the Company shall promptly upon request, but in any event not later than the execution of an underwriting agreement or sales agency agreement relating thereto, deliver a replacement certificate not containing the first sentence of the legend below in exchange for the legended certificate (it being understood that such legend shall be placed on such replacement certificate if the sale does not occur in accordance with the terms of the registration statement); and provided further, that the Company shall upon termination of this Agreement promptly upon request deliver a replacement certificate not containing the last four sentences of the legend below in exchange for the legended certificate:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAW, IF ANY, AND NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAW AND THE RULES AND REGULATIONS THEREUNDER. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS CERTIFICATE REPRESENTS THAT IT IS ACQUIRING THESE SHARES FOR INVESTMENT.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF JULY 15, 2004 (AS IT WAS AMENDED AND RESTATED AS OF MARCH 31, 2010 AND AS IT MAY BE FURTHER AMENDED FROM TIME TO TIME, THE “AGREEMENT”) AMONG THE COMPANY AND CERTAIN OF ITS EQUITY HOLDERS. NO TRANSFER OF SUCH SHARES OF COMMON STOCK OR THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE AGREEMENT. A COPY OF THE AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY.

15. Term. This Agreement shall be effective as of the date hereof and shall terminate as follows: (a) except as otherwise specified therein, the provisions of Sections 2 (except for the last sentence of Section 2(a)), 4, 5, 7, 12 and 13 hereof shall terminate upon the first to occur of March 31, 2015 and the effectiveness of a registration statement for a Public Offering; (b) the provisions of Section 11 hereof shall terminate two years after the date of the effectiveness of a registration statement for a Public Offering and (c) the remaining provisions shall terminate upon the effectiveness of a registration statement for a Public Offering; provided that any such provisions terminated as a result of the effectiveness of a registration statement for a Public Offering shall be reinstated if such Public Offering is not consummated.

16. Dispositions in Violation of Agreement. No Shareholder or Additional Shareholder shall make any Transfer in violation of this Agreement. If any disposition of Shares is made or attempted to be made contrary to the provisions of this Agreement, in addition to any other legal or equitable remedies which it may have, the Company may refuse to recognize any transferee as one of the Company’s Additional Shareholders for any purpose including, without limitation, distribution and voting rights, until all applicable provisions of this Agreement have been complied with.

17. Specific Performance. The parties agree that it is impossible to measure in money the damages which will accrue to a party by reason of a failure to perform any of the obligations set forth in this Agreement. Therefore, if any party shall institute any action or proceeding to enforce the terms of this Agreement or alleging a breach of any of the provisions of this Agreement, in addition to any other remedy available at law, such party may seek specific performance of the terms hereof; and any other party against whom such action or proceeding is brought hereby waives the claim or defense that a remedy at law alone is adequate, and agrees (to the maximum extent permitted by law) to have such provision specifically enforced against him by any court of equity, without the necessity of posting bond or other security against him, and consents to the entry of injunctive relief against him enjoining or restraining any violation or threatened violation of this Agreement.

18. Notices. Notices of any other communication provided for in this Agreement shall be given in writing and shall be hand-delivered or mailed by registered or certified mail, in the case of the Company, to: Da-Lite Screen Company, Inc., 3100 North Detroit, Warsaw, Indiana 46580, Attention: Chairman and President (or such other address as the Company may designate in a written notice to each other party to this Agreement), in the case of any Shareholder, to his address as listed on Schedule I to this Agreement, or to any other address as he (or his Permitted Transferee) may designate in a written notice to the Company with a copy to each other party to this Agreement and, in the case of Additional Shareholders, to a representative from time to time so designated by a majority of the Additional Shareholders. All notices mailed pursuant to this Section 18 shall be presumed received five days after the date of mailing.

19. Modification and Waiver. Except as otherwise provided in this Agreement, any provision of this Agreement can be changed or modified, and any obligation or restriction of any party hereunder can be waived only with the consent of the Company and the Shareholders and Additional Shareholders holding more than 66-2/3% in interest of all of the issued and outstanding Shares subject to this Agreement.

20. Binding Agreement. This Agreement shall be binding upon the parties hereto and to the extent provided herein shall inure to the benefit of their respective legal representatives, heirs, executors, administrators, successors and assigns.

21. Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall constitute one and the same instrument. This Agreement will not be deemed effective until all parties have executed a counterpart of this Agreement.

22. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions, unless such a construction would be unreasonable. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the provisions of this Agreement, any provision of this Agreement is found to be unreasonable and for that reason unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. No determination by any such court or agency that a specific party’s obligations hereunder are unenforceable in whole or in part hereunder shall in any respect be construed to impair or otherwise affect any obligations of any other party hereunder.

23. Assignments. No Shareholder or Additional Shareholder may assign any of his or her rights hereunder without the prior written consent of the Company or the holders of more than 66-2/3% in interest of all of the Shares subject to this Agreement; the Company may at any time assign its rights hereunder to any Person, including specifically, without limitation, the Company’s right to purchase Shares pursuant to the provisions of Section 4 hereof.

24. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

25. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN THE STATE OF INDIANA.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DA-LITE SCREEN COMPANY, INC.

By:	/s/ Richard E. Lundin
Name:	Richard E. Lundin
Title:	Chairman, President and Chief Executive Officer